Exhibit 10.1

FHLBank San Francisco
2014 PRESIDENT’S INCENTIVE PLAN

PLAN PURPOSE
To optimize individual and Bank performance in accomplishing Board-approved goals and objectives.

PLAN OBJECTIVES
To motivate the Bank President to exceed individual and Bank goals that support the Bank’s mission and strategic plan. To attract and retain an outstanding executive by providing a competitive total compensation program, including an annual incentive award opportunity.

ELIGIBILITY
The 2014 participant is the Bank President.

The Bank President must be employed by the Bank through January 1, 2015 to be eligible for an incentive award under the 2014 plan. A Bank President hired, promoted, or who takes a leave of absence during the plan year is eligible to participate on a pro-rata basis. A Bank President hired or promoted on or after October 1st may be eligible to participate during the current plan year at the discretion of the Board.

INCENTIVE GOALS AND MEASURES

Incentive Goals
For the Bank President there are individual and Bank goals, which are weighted. The individual goal(s) support the Bank-wide goals (See 2014 Short-Term Incentive Plan Goals and Measures) and objectives.

The three Bank goals for 2014 are:

1.	2014 Risk Management Goal: Continue to enhance and advance the function and approaches to the Bank’s risk management.

2.
2014 Franchise Enhancement Goal: Position the Bank and the FHLBank System to remain an integral component of the changing housing and financial services markets. Continue to meet the Bank's mission objectives within these markets as they are currently structured, but also influence and adapt to structural changes in those markets.

3.	2014 Community Investment Goal: Support and promote the Bank’s Affordable Housing Program and Community Investment Programs.

Incentive Goal Achievement Measures
The plan levels of goal achievement are as follows:

Achievement Level	Measure Definition
Far Exceeds	The most optimistic achievement level that far exceeds expected performance.
Exceeds	An optimistic achievement level that exceeds expected performance.
Meets	Performance that is expected under the Bank's Plan.
Threshold	Minimum level of performance that must be achieved for awards to be paid.

Actual achievement of Bank goals is subject to adjustment for changes resulting from changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board. Impacts of OTTI credit charges are excluded from the achievement levels and measurement of performance for the Adjusted Return on Capital Spread component of the Franchise Enhancement Goal. Impacts of dividend benchmark variances to plan are also excluded from the measurement of Adjusted Return on Capital Spread performance.

AWARD DETERMINATION AND OPPORTUNITY
Any award will be based on success in achieving the individual and Bank goals, and on the overall performance. At yearend, accomplishments will be assessed and a percentage of achievement will be determined for each goal and any award determination shall be approved by the Board.

Percentage of Goal Achievement Scale	Aggregate Goal Achievement	Award Range (Percentage of 2014 Base Salary)
0% - 150%	150% = Far Exceeds	50%
	125% = Exceeds	48%
	100% = Meets	40%
	75% = Threshold	20%

For each goal, the percentage of achievement will be multiplied by the applicable weights. Each weighted achievement will then be added to determine the total weighted achievement. The basis for any award opportunity for the participant is total weighted achievement. Total weighted achievement from Threshold achievement level (75-99%) is below the Meets achievement level and, therefore, results in an award less than one granted for achieving the Meets achievement level. Total weighted achievement below the Threshold achievement level normally will not result in an incentive award. The Board of Directors has full discretion to modify any and all goals, achievement levels, and incentive payments to account for matters not specifically addressed in the plan, subject to review by the Federal Housing Finance Agency, as required. Incentive compensation reductions may be made, but are not limited to the following circumstances: (i) if errors or omissions result in material revisions to the Bank’s financial results, information submitted to a regulatory or a reporting agency, or information used to determine incentive compensation payouts; (ii) if information submitted to a regulatory or a reporting agency is untimely; or, (iii) if the Bank does not make appropriate progress in the timely remediation of examination, monitoring, or other supervisory findings and matters requiring attention.

APPROVAL OF INCENTIVE AWARDS
The amount of the incentive award, if any, under this plan shall be approved by the Board of Directors, including any award for achievement below Threshold. Awards will be considered by the Board of Directors at the January 2015 Board meeting, or as soon thereafter as reasonably practicable.

TIMING OF PAYMENT OF FINAL INCENTIVE AWARDS
Payment of the incentive award, if any, will be paid in the taxable year immediately following the end of the performance period and no later than 60 days after the date that the Board of Directors’ approval of such award becomes effective.

PLAN ADMINISTRATION AND IMPLEMENTATION
The Board of Directors oversees the administration and interpretation of the plan.

The plan is intended to be exempt from Section 409A of the Internal Revenue Code and the provisions of the plan shall be construed and interpreted consistent with such intent.

President and CEO Goal Weights
	Corporate Goal Weights	Goal Weight (includes individual goals)
Individual	N/A	10.0%
Risk Management	30.0%	27.0%
Franchise Enhancement	50.0%	45.0%
Community Investment	20.0%	18.0%
Total	100.0%	100.0%

All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may not become effective until after the Agency’ non-objection under applicable laws and regulations in effect from time to time.

2014 Short-Term Incentive Plan Goals and Measures

Goal	Goal Component	Goal Weight	Goal Component Weight	Goal Measures
1) RISK MANAGEMENT		30%
In the event of a Significant Deficiency or Material Weakness in internal control over financial reporting, a significant operations loss, or a significant noncompliance with Bank policy as described in the Bank’s Risk Management Policy, the Board of Directors will assess the impact and appropriate adjustment to the Risk Management goal achievement level, if any.

	Benchmarking for Key Risk Management Functions			75%:	Identify and assess for relevance the resources to be used to benchmark and modify the operations and model risk management functions, and to modify the cyber security program.
				100%, 125%, or 150% achievement level is attained by completing any one, two, or all three, respectively, of the following benchmarking exercises:
				•	Benchmark and modify as appropriate the operations risk management functions to industry and regulatory risk management standards and requirements.
				•	Benchmark and modify as appropriate the model risk management functions to industry and regulatory risk management standards and requirements.
				•	Assess cyber risk landscape, and benchmark and modify as appropriate the cyber security program to industry and regulatory risk management standards and requirements.
2) FRANCHISE ENHANCEMENT		50%
	A) Financial Performance		35%	Adjusted Return on Capital Spread
					75%	100%	125%	150%
					3.80%	4.05%	4.30%	4.55%
				Achievement level targets and measured performance exclude OTTI credit charges.
	B) Front Office/Back Office (FOBO) Systems		25%	75%:	Back Office system is production-ready (running in parallel) by the end of the third quarter.
				100%:	Back Office is in production by the yearend freeze date.
				125%:	Back Office is in production by the end of the third quarter.
				150%:	125% achievement and team delivers 1 or more maintenance releases by yearend.
	C) Member Business		20%		Advances and Letters of Credit (LC) Volume Average Outstanding Daily Balance ($Bils)
					75%	100%	125%	150%
					[*]	[*]	[*]	[*]
				([*])
			15%		Mortgage Partnership Finance (MPF)
				75%:	$[*] million in aggregate MPF Portfolio & Xtra volume, plus [*] PFIs approved.
				100%:	$[*] million in aggregate MPF Portfolio & Xtra volume, plus [*] PFIs approved.
				125%:	$[*] million in aggregate MPF Portfolio & Xtra volume, plus [*] PFIs approved.
				150%:	125% achievement and exit the MPF Pilot Group Stage and rollout of the program to eligible Bank membership.
			5%		Letters of Credit Conversions (# of members)
					75%	100%	125%	150%
					5	7	9	11
3) COMMUNITY INVESTMENT		20%
	A) CIP/ACE/HPA Advances, Letters of Credit & AHEAD (# of members)		50%		75%	100%	125%	150%
					30	33	36	39
	B) New CICA Products ($ Mils)		50%		75%	100%	125%	150%
					$650	$750	$850	$950

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.